UBS AG, London Branch has verbally agreed to extend the deadline for an effective registration statement relating to the sale of the Shares from October 12, 1998 to November 2, 1998. Such deadline is set forth in Paragraph 4 of the August 28, 1998 Letter Agreement between the Company and UBS, AG London Branch.